Exhibit 10.2
WATER & WASTEWATER SERVICES AGREEMENT

STATE OF TEXAS	§
§
COUNTY OF MOORE	§
     THIS AGREEMENT, executed by and between the CITY OF CACTUS, TEXAS, a municipal corporation organized and operating under the constitution and laws of the State of Texas, hereinafter called “City,” and SWIFT BEEF COMPANY, a corporation organized and existing under the law of the State of Delaware, hereinafter called “Company:”
WITNESSETH:
     WHEREAS, the Company is the owner or lessee of property within the City (the “Property”), upon which the Company operates a beef processing plant and a hide tanning plant (collectively, the “Plant”);
     WHEREAS, the City owns and operates water and wastewater treatment facilities suitable to supply the water requirements of, and to accept, treat, and dispose of wastewater from the Plant;
     WHEREAS, by this Agreement, the Company desires for the City to provide water and wastewater service for the Plant;
     WHEREAS, the City Council of the City of Cactus adopted an Ordinance on May 15, 2007 (the “Bond Ordinance”) authorizing the City to issue and sell its City of Cactus, Texas Sewer System Revenue Improvement and Refunding Bonds, Taxable Series 2007 (the “Bonds”) to finance certain costs and expenses incurred by it in connection with improvements to its wastewater collection, treatment, and disposal system; and
     WHEREAS, the Company entered into an Installment Bond Purchase Agreement with the City on May 15, 2007 to purchase the Bonds offered for sale by the City.
     NOW, THEREFORE, in consideration of the mutual benefits, covenants, and agreements contained herein, the City and the Company agree as follows:
ARTICLE 1
DEFINITIONS AND TERMS
     SECTION 1.01. DEFINITIONS. The following terms and expressions as used in this Agreement shall have the following meanings:
(a)	“Capacity Charge” means the charge required to be paid by the Company to the City pursuant to Section 7.02(1) hereof.

(b)	“Operation and Maintenance Expenses” means all reasonable costs and expenses of construction, operation, and maintenance, including, but not limited to, the improvements required pursuant to the applicable permits, repairs and replacements, operating personnel, utilities, sludge disposal, the use or operation of any related property or facilities, supervision, engineering, accounting, auditing, legal services, insurance premiums, supplies, services, administration, and payments made by the City in satisfaction of judgments resulting from claims not covered by the City’s insurance arising in connection with operation and maintenance. Operation and Maintenance Expenses shall not include (i) any penalties, fines or judgments associated with noncompliance with any applicable laws, regulations, or permits, unless the same is proven to have been caused by an act or omission of the Company in violation of this Agreement or the Ordinance (as defined in Section 4.03(c) below), or (ii) the costs and expenses of the construction of the improvements to be financed with the proceeds of the issuance of the Bonds.

(c)	“Plant Permit” means the permit issued by the City authorizing the Company to discharge Waste to the Waste Facility.

(d)	“Usage Charge” means the charge per 1,000 gallons of Waste delivered by the Company for treatment that is required to be paid by the Company to the City as set forth in Section 7.02(2) hereof.

(e)	“Waste” means the wastewater, including all entrained solid substances, that results from the beef processing, hide tanning and related activities conducted at the Plant and are delivered for treatment at the Waste Facility.

(f)	“Waste Facility” means the wastewater treatment plant owned and operated by the City, including all City-owned infrastructure utilized to convey wastewater from the Property to the wastewater treatment plant and all infrastructure and property used for the disposition of treated wastewater, as such may be upgraded or modified from time to time.

(g)	“Waste Facility Permits” means any and all permits, licenses and orders from any local, state or federal agency that may now or hereafter have jurisdiction to authorize the City to operate the Waste Facility.

(h)	“Water Supply System” means the system owned and operated by the City, by which fresh water is obtained, treated as necessary, and potable water is conveyed to the Property and other water users served by the City, as such may be upgraded or modified from time to time.

(i)	“Water Supply System Permits” means any and all permits, licenses, and orders from any local, state or federal agency that may now or hereafter have jurisdiction to authorize the City to operate the Water Supply System.

ARTICLE 2
EFFECTIVE DATE AND TERM OF AGREEMENT
     SECTION 2.01. AGREEMENT DATE — This Agreement will become effective on the date last executed by both parties.
     SECTION 2.02. TERM OF AGREEMENT — The term of this Agreement will extend until the final “Maturity Date” of the Bonds (as defined in the Bond Ordinance); provided, however:
(a)	This Agreement may be terminated earlier upon written notice by the City because it is not possible for the City to perform its obligations pursuant to this Agreement for longer than a temporary period caused by “Force Majeure,” as provided in Section 6.06 below, or other temporary condition; or this Agreement may be terminated earlier by the Company because it intends to cease operating the Plant; provided further, however, that the City shall give the Company not less than three hundred sixty five (365) days written notice of its intention to terminate this Agreement, and the Company shall give the City not less than ninety (90) days written notice of its intention to terminate this Agreement.

(b)	If any of the Waste Facility Permits or Water Supply System Permits is revoked or any order or ruling is enacted, promulgated or issued by any governmental agency having jurisdiction, and the effect of such change, order or ruling would make it impossible or illegal for the City to perform its obligations under this Agreement as to Waste or water, or both, then either party may give written notice of its intention to terminate this Agreement as to Waste or water, or both, as provided in Section 2.02(a), immediately upon the occurrence of such change, order, or ruling.
The termination of this Agreement in accordance with Section 2.02(a) or (b) shall not relieve the Company of its obligation to pay the Capacity Charge required in Section 7.02(1) hereof.
ARTICLE 3
REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF COMPANY
     SECTION 3.01. REPRESENTATIONS AND WARRANTIES AS TO EXECUTION — The Company represents and warrants that it has the corporate power to execute this instrument and to perform all acts required in this Agreement, and that its execution and delivery of this Agreement have been duly authorized by all necessary corporate action.
     SECTION 3.02. ASSIGNMENT AND SUBLEASING — The Company agrees not to assign any interest in this Agreement without first obtaining the written consent of the City, which shall not be unreasonably withheld. The consent of the City shall not be required in the event that the Company assigns its interest in this Agreement to an affiliated entity. A sale of all, or substantially all, of the assets of the Company, a sale of the Property or the Plant, or the sale of a controlling interest in the Company shall not constitute an assignment for purposes of this Section 3.02. In the event of the Company’s sale of all, or substantially all, of the assets of the Company, a sale of the Property or the Plant, or the sale of a controlling interest in the Company, the Company agrees to make such sale conditioned upon the assumption of all obligations and liabilities associated with the Installment Bond Purchase Agreement and this Agreement, including specifically the obligation to pay the Capacity Charge required in Section 7.02(1) hereof.
     SECTION 3.03. RESTRICTION ON SALE OF WATER — The Company shall not sell water received from the City under this Agreement to any other person or entity without the express written consent of the City.
     SECTION 3.04. OBLIGATIONS OF THE COMPANY — The obligation of the Company to make all payments provided for in this Agreement, and to perform and observe the other agreements and covenants on its part contained in this Agreement shall be absolute and unconditional, irrespective of any rights to set-off, recoupment or counterclaim it might otherwise have against the City. The Company will not suspend or discontinue any such payment or fail to perform and observe any of its other agreements and covenants contained in this Agreement. However, the Company may, at its own cost and expense and in its own name or in the name of the City, prosecute or defend any action or proceedings or take any other action involving third persons which the Company believes is reasonably necessary in order to secure or protect its rights under this Agreement. The City and the Company will notify each other of any action or proceedings involving the Waste Facility or the Company’s use of the Waste Facility.
ARTICLE 4
REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF THE CITY
     SECTION 4.01. WARRANTY AS TO INCORPORATION — The City represents and warrants that it is incorporated as a general law city under the Constitution and laws of the State of Texas.
     SECTION 4.02. WATER SUPPLY —
     (a) WATER SUPPLY SYSTEM PERMITS — The City presently maintains the Water Supply System Permits, which allow the City to operate the Water Supply System. The City shall operate the Water Supply System in accordance with the Water Supply System Permits and all local, state and federal laws and regulations. The City, consistent with the terms of the Water Supply System Permits, shall use the Water Supply System to provide potable water to the Plant on a continuous basis, twenty-four (24) hours a day, seven (7) days a week. The City will continue to maintain and obtain all Water Supply System Permits required for the continual operation of the Water Supply System.
     (b) QUANTITY AND QUALITY OF WATER — The City will make available to the Company a quantity of potable water at a rate not less than 3,500,000 gallons per day. The water to be furnished to the Company shall be of the same quality delivered by the City to the inhabitants of the City for domestic consumption.
     SECTION 4.03. TREATMENT OF WASTE —
     (a) WASTE FACILITY PERMITS — The City presently maintains the Waste Facility Permits, which allow the City to operate the Waste

Facility. The City shall operate the Waste Facility in accordance with the Waste Facility Permits and all local, state and federal laws and regulations. The City, consistent with the terms of the Waste Facility Permits, shall use the Waste Facility to treat wastewater and dispose of the treated effluent on a continuous basis, twenty-four (24) hours a day, seven (7) days a week. The City will continue to maintain and obtain all Waste Facility Permits required for the continual operation of the Waste Facility.
     (b) QUANTITY AND QUALITY OF WASTE — The City agrees to accept the Waste, as long as the quantity and quality of the Waste are consistent with the requirements of the Plant Permit.
     (c) PRETREATMENT OBLIGATIONS — The parties recognize that the City is obligated to establish standards for the treatment of industrial wastes and that, as requirements of state and federal agencies change, it will be necessary for the City to comply with the regulations of such agencies. The ordinance adopted by the governing body of the City on the 15th day of May, 2007, entitled “Industrial Waste Ordinance” (the “Ordinance”) is recognized as the presently governing ordinance in this regard. The Ordinance, including any amendments to the Ordinance adopted by the City, which may be required for the City to meet the standards of state and federal agencies having regulatory power over the Waste Facility, shall be considered a part of this Agreement as though set forth at length herein.
     SECTION 4.04. TRANSFER OF CONTROL OR OPERATION OF THE WATER SUPPLY SYSTEM AND WASTE FACILITY — The City shall not transfer control or operation of the Water Supply System or the Waste Facility to any other governmental agency or to any third party without the written consent of the Company.
ARTICLE 5
MEASUREMENT OF WATER
     SECTION 5.01. METERING EQUIPMENT — The City maintains flow meters and other equipment at the point of delivery of water to the Plant for properly measuring the quantity of water delivered under this Agreement. The Company shall have access to such metering equipment at all reasonable times, but the reading, calibration, and adjustment of the metering equipment shall be done only by the employees or agents of the City. For the purpose of this Agreement, the original record or reading of the meters shall be the journal or other record books maintained by the City in its office in which the records of the employees or agents of the City who take the reading may be transcribed. Upon written request of the Company, the City will send the Company a copy of such journal or record books, or permit it to have access to the same in the office of the City during reasonable business hours.
     SECTION 5.02. TESTING AND CALIBRATION — If requested in writing by the Company, the City shall test its meters in the presence of a representative of the Company, and the Company may observe any adjustments which are made to the meter. If the Company requests in writing that the City calibrate its meters, then the City shall give the Company written notice of the time when such calibration will be made. If upon any test, the percentage of inaccuracy of any metering equipment is found to be in excess of five percent (5%), the inaccuracy shall be corrected for the period of time from which the inaccuracy began, and if such time is not ascertainable, then for a period extending back one-half (1/2) of the time elapsed since the last date of calibration, but in no event further back than a period of six (6) months. If for any reason any meters are out of repair so that the amount cannot be ascertained or computed from a reading of the meter, then the amount will be estimated and agreed upon by the parties based upon the best data available.
     SECTION 5.03. UNIT OF MEASUREMENT — The unit of measurement for water delivered under this Agreement is per 1,000 gallons, U.S. Standard Liquid Measure.
ARTICLE 6
FURTHER AGREEMENTS
     SECTION 6.01. REGULATORY PROVISIONS — This Agreement is subject to all applicable and valid rules, regulations, and laws as promulgated by the United States of America, the State of Texas, or any other governmental body or agency having lawful jurisdiction or any authorized representative or agency of any of them.
     SECTION 6.02. MODIFICATION OF PROVISIONS — This Agreement may be changed and modified only with the written consent of both parties. In the event either party requests an amendment or modification of this agreement, the requesting party shall give the other party thirty (30) days written notice, describing in reasonable detail the amendment or modification being requested. Not more than thirty (30) days after such written notice, a meeting of the governing bodies or of their duly authorized and appointed representatives will be held to consider the requested changes or modifications. If the parties concur, this Agreement may then be modified in writing and executed by both parties.
     SECTION 6.03. SALES OR USE TAXES — In the event any sales or use taxes, or taxes of any similar nature, are imposed upon the sale, use or consumption of the water received by the Company or upon Waste introduced into the Waste Facility by the Company under this Agreement, the amount of such taxes shall be borne by the Company in addition to all other charges. Whenever the City is required to pay, collect, or remit any such taxes on water or Waste, then the Company shall promptly reimburse the City.
     SECTION 6.04. TITLE TO WATER OR WASTE — Title to all water received by the Company under this Agreement will remain in the City to the point of water delivery at the Plant, the point at which the City maintains flow meters and other equipment for properly measuring the quantity of water delivered under this Agreement, and at which title will pass to the Company. Title to the Waste shall remain with the Company until the point of delivery to the Waste Facility, the point at which the Waste passes from the Property to the Waste Facility, and at which title, including the right to reuse such Waste as a source of supply, will pass to the City. Each party agrees to save and hold the other harmless from all claims, demands, expenses, and causes of action which may be asserted by any third party on account of the transportation, delivery, and disposal of water or Waste while title remains in such party.
     SECTION 6.05. EASEMENTS — The Company agrees that the City may have all reasonable easements over any easements, right-of-way, or property held by it for the placement, maintenance, or repair of all required equipment associated with the City’s delivery of water to the Plant and the passing of Waste from the Plant to the Waste Facility.

     SECTION 6.06. FORCE MAJEURE —
     (a) The term “Force Majeure” as used in this Agreement shall mean Acts of God, strikes, lock-outs, or other industrial disturbances, acts of public enemy, orders or actions of any kind of the government of the United States or of the State of Texas or any civil or military authority, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, storms, floods, washouts, droughts, arrests, restraints of government and people, civil disturbances, explosions, breakage or accident to dams, machinery, and any other causes not reasonably within the control of the party claiming such inability.
     (b) If, for any reason of “Force Majeure,” either of the parties is wholly or partly unable to carry out its obligations under this Agreement, then the party shall give notice and a full description of the cause of the event and related circumstances in writing to the other party within a reasonable time after the occurrence of the event. The obligation of the party giving notice and affected by such “Force Majeure,” will be suspended during the continuance of the inability claimed, and the affected party will undertake all reasonable efforts to remove or overcome the inability. In the event Force Majeure is experienced, the City and the Company shall work together to respond to such conditions to ensure the continued maintenance and operation of the Water Supply System and Waste Facility.
     (c) If the City is unable to deliver water to the Company for any reason, the City will promptly notify the Company in writing, and provide a description of the particular circumstances regarding such interruption, as soon as practicable after the occurrence or the cause for such interruption.
     (d) The Company recognizes that the City may be required to make necessary alterations, repairs or extensions to its Water Supply System from time to time during the life of this Agreement. Any interruption of delivery of water to the Company due to such operations shall not be cause for claim of damage, provided that the City uses all reasonable effort to provide the Company with water. In any such case, the City will give the Company as much advance notice as may be practicable of the suspension of delivery and of the estimated duration of the suspension.
     SECTION 6.07. NOTICE — Any notice, notice of termination, request, demand, statement, or bill (other than monthly service bills) provided for in this Agreement shall be in writing and shall be sent by registered or certified mail, addressed as to the City, Attn: City Manager, 201 N. Hwy 287, Cactus, Texas 79013, and as to the Company, to Swift Beef Company, Attn: General Counsel, 1770 Promontory Circle, Greeley, Colorado 80634. Routine communications may be sent by ordinary mail, and either party may, by the filing of an appropriate written notice to the other, specify some individual to whom communications may be addressed thereafter. Monthly service bills, however, shall be sent by ordinary mail to Swift Beef Company, Attn: Plant Controller, Highway 287, N. Schroeter Park, Cactus, Texas 79013.
     SECTION 6.08. OPERATOR OF THE WASTE FACILITY — The City shall consult with the Company in the selection process for a Waste Facility operator in the event of a vacancy and shall not hire a Waste Facility operator without the written approval of the Company, which shall not be unreasonably withheld. The Company may not withhold consent regarding hiring a Waste Facility operator if such consent would cause the City to be in breach of this Agreement or of any federal or state law, rule or regulation. The City shall also permit the Company to review the performance of the Waste Facility operator on an annual basis, and to determine at such time whether the Waste Facility operator should remain in place. If the Company determines that the Waste Facility operator should be replaced at such time, then the City agrees, consistent with the terms and conditions of any agreement by and between the City and the Waste Facility operator, to release the Waste Facility operator and initiate the selection process for a new Waste Facility operator, and the Company agrees to pay the costs associated with the replacement of the Waste Facility operator, including any costs associated with the early termination of the former Waste Facility operator’s contract.
ARTICLE 7
COST OF SERVICE
     SECTION 7.01. COST OF WATER — As of the effective date of this Agreement, the rate for water supplied by the City to the Plant shall be the current rate per 1,000 gallons.
     SECTION 7.02. COST OF WASTE TREATMENT — As of the effective date of this Agreement, payments for the treatment of Waste shall consist of three parts: (1) a Capacity Charge equal to the amount required to be paid by the City to pay the principal of, and interest on, the Bonds, as set forth in the Bond Ordinance (the “Debt Service Payments”); (2) a Usage Charge of the current rate per 1,000 gallons of Waste delivered by the Company for treatment; and (3) any additional surcharges as provided in Section 14 of the Ordinance.
     SECTION 7.03. BILLING AND RATE SCHEDULE — The City will prepare and render to the Company an invoice with respect to the Capacity Charge semi-annually at least 30 days prior to the date that any of the City’s Debt Service Payments is required to be made. Such Capacity Charge shall be paid by the Company no later than five days prior to the date the City is required to make such Debt Service Payments. Additionally, the City will render monthly Usage Charge and water usage invoices that will be payable by the Company within 20 days of the date of such monthly invoice, and meter readings for the amount of water provided. The monthly meter reading date for water will be approximately the same day of each month.
     SECTION 7.04. REVIEW OF RATES — Except as provided in Section 8.02 for increases in plant size or production, no more frequently than once per year, the City and the Company will review the rate charged for water and the Usage Charge for the purpose of adjusting the rates either upward or downward to reasonably compensate the City for the services provided, including all Operation and Maintenance Expenses. The parties intend that the Usage Charge, as set out in Section 7.02(2) above, be adjusted annually by the same relative amount that the Operation and Maintenance Expenses of the City increase or decrease. Penalties or fines associated with noncompliance with this Agreement or the Ordinance shall not be included in the assessment of annual rates, but shall instead be considered to have been paid to the City’s general revenue account.

     SECTION 7.05. RECORDS — The City agrees to keep proper financial and operating records and books of account, pursuant to law and in accordance with generally accepted accounting principles, pertaining to the City’s performance of its obligations under this Agreement. The Company may inspect and audit such records and books of account at all reasonable times at its own expense.
ARTICLE 8
GENERAL AGREEMENTS
     SECTION 8.01. INCREASE IN PLANT SIZE OR PRODUCTION — Notwithstanding Sections 4.02 and 4.03(b), in the event that the Company increases the size of the Plant or otherwise expands its operations at the Plant and requires additional water or additional treatment capacity for its Waste, the City agrees to expand the Water Supply System or the Waste Facility, as applicable, to accommodate the Company’s increased usage. The Company agrees to promptly notify the City in writing at least twelve (12) months in advance of any increase in Plant size or production so that the City may make any required improvements, additions or alterations to the Water Supply System or the Waste Facility, or both, and the City agrees to increase the minimum quantity of potable water provided under Section 4.02(b) by the amount reasonably required to accommodate such increase in Plant size or production. Any obligation to make improvements, additions, or alterations to the Water Supply System or the Waste Facility are contingent and conditioned upon the City’s ability to secure all necessary local, state, and federal authorizations, and financing. In the event that such improvements, additions or alterations are made to accommodate an increase in the Company’s Plant size or production, the parties agree to increase the rates for water or Waste treatment, or both, as applicable, even if outside the annual schedule for rate reviews provided in Section 7.04, by an amount sufficient to meet the annual cost to the City for such improvements, additions or alterations, and the additional Operation and Maintenance Expenses. In the event of termination of this Agreement at the request of the Company, the Company will be liable for its proportionate share of the cost of the improvements, additions or alterations made for its benefit pursuant to this Section 8.01.
     SECTION 8.02. NEW USERS OF THE WASTE FACILITY — In consideration of the Company’s commitment to pay the Capacity Charge that will allow the City to fund the construction of the improvements specified in the Plant Permits, as issued as of the date of this Agreement, including any Phase II improvements (“Presently Permitted Capacity”), the City agrees that the Company shall have the right of first refusal for any then unused Presently Permitted Capacity, and the City, at any time and at the Company’s election, may be required to provide any then-unused Presently Permitted Capacity, excluding capacity necessary for municipal domestic service, to the Company. If a commercial or industrial generator of waste that is not being provided wastewater treatment services by the City on the effective date of this Agreement (a “New Waste Facility User”) should request the City to accept and treat its wastewater at the Waste Facility and the volume of wastewater or the mass of any regulated pollutant in such wastewater would constitute at least 10% of the difference in the volume of wastewater or the pollutant mass between the Presently Permitted Capacity and what is then being treated at the Waste Facility, the City shall notify the Company in writing of such request. If the Company elects in writing not to exercise its right of first refusal as to the then-unused Presently Permitted Capacity, the City may provide wastewater treatment services to the New

Waste Facility User, but the City agrees to charge the New Waste Facility User a usage charge for wastewater treatment, after giving appropriate consideration to the New Waste Facility User’s wastewater flow and pollutant mass loading, not less than the Usage Charge charged to the Company pursuant to Section 7.02(2) of this Agreement, as adjusted, and shall (i) allocate to and charge such new Waste Facility user that proportion of the Capacity Charge that is proportional to such New Waste Facility User’s percentage usage of the Presently Permitted Capacity, and (ii) reduce the Capacity Charge to the Company by an equal amount. Any amounts received by the City from the New Waste Facility User shall constitute and be treated as “Revenues” of the “System” (each as defined in the Bond Ordinance) and solely for the purposes set forth in the Bond Ordinance. Regardless of whether the Company elects to exercise its right of first refusal as to any then unused Presently Permitted Capacity, the City agrees to recover exclusively from the New Waste Facility User the cost of constructing any additional capital improvements to the Waste Facility that are required to treat wastewater from the New Waste Facility User but are not then required to treat the Waste from the Company. Nothing in this Section is intended to negate the City’s ability to change the Usage Charge charged to the Company, as otherwise specified in this Agreement.
     SECTION 8.03. NEW USERS OF WATER — If a commercial or industrial operation that is not being provided water by the City on the effective date of this Agreement (“New Water User”) should request the City to provide it with water, the City shall notify the Company in writing of such request. If providing a New Water User with water service would require that the City incur capital costs to improve the water supply system that would not otherwise be required to provide water to the then existing customers of the City and the Company, without the written consent of the Company, which may be provided or withheld at the Company’s unreviewable discretion, the City shall not require the Company to pay such capital costs, either directly or through increased rates for water supply. Nothing in this Section is intended to negate the City’s ability to change the rate charged to the Company for water, as otherwise specified in this Agreement.
     SECTION 8.04. INDEMNITY —
     (a) To the extent permitted by law, the City agrees to protect, indemnify and hold the Company free and harmless from and against any and all claims, demands, causes of action, suits or other litigation of every kind and character arising in favor of the City or any third party on account of personal injuries, death or damage to property in any way incident to, arising out of, or occurring in connection with the exercise by the City of any right or claim of right under this Agreement, or in any way incident to, arising out of or occurring in connection with the City’s operation of the Waste Facility and the Water Supply System. The City, to the extent permitted by law, further agrees to protect, indemnify and hold the Company free and harmless from and against all costs and attorney’s fees that may be associated with any such claim, demand, cause of action, suit or litigation.
     (b) To the extent permitted by law, the Company agrees to protect, indemnify and hold the City free and harmless from and against any and all claims, demands, causes of action, suits or other litigation of every kind and character arising in favor of the Company or any third party on account of personal injuries, death or damage to property in any way incident to, arising out of, or occurring in connection with the exercise by the Company of any right or claim of right under this Agreement, or in any way incident to, arising out of or occurring in connection with the Company’s act or omission in violation of this Agreement or the Ordinance. The Company, to the extent permitted by law, also agrees to protect, indemnify and hold the City free and harmless from and against all costs and attorney’s fees that may be associated with any such claim, demand, cause of action, suit or litigation.
     (c) Except as otherwise provided in the Ordinance, in the event that penalties or fines are assessed against or imposed upon the City in connection with the operation of the Waste Facility or Water Supply System, including but not limited to discharges of treated effluent into waters of the State of Texas, the City shall pay all such penalties and fines; provided, however the Company shall pay all such penalties and fines proven to have been caused by an act or omission of the Company in violation of this Agreement or the Ordinance.
     SECTION 8.05. ARBITRATION
     (a) Any dispute or disagreement which may arise between the City and the Company which cannot be resolved, shall be submitted to arbitration by a board of three (3) arbitrators upon the written request of the City or the Company, which request shall name one (1) arbitrator. The party receiving such notice shall within ten (10) days thereafter, provide notice to the other naming the second arbitrator, and upon the failure to do so, the second arbitrator shall be appointed by the American Arbitration Association on the request of the party requesting arbitration in the first instance. The two (2) appointed arbitrators shall name the third arbitrator, and if the two appointed arbitrators should fail to do so, then within ten (10) days after appointment of the second arbitrator, the third arbitrator shall be appointed by the American Arbitration Association upon request of either party.
     (b) The arbitration proceeding will be held in Amarillo, Texas or any other mutually convenient location agreed to by both parties. The appointed arbitrators shall promptly hear and determine the question submitted pursuant to the procedures established by the Texas General Arbitration Act and shall render their decision with all reasonable speed and dispatch, but in no event later than thirty (30) days after the conclusion of evidence. If within this period a decision is not rendered by the board, or a majority of the board, new arbitrators may be named according to the procedures set forth in Section 8.05(a) and shall act at the election of either the City or the Company as if none had been previously named.
     (c) The decision of the arbitrators or of the majority of the arbitrators shall be final and binding upon the parties as to the question submitted, and a judgment upon an award rendered in such arbitration proceedings may be entered in any court of competent jurisdiction. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne one-half (1/2) by the City and one-half (1/2) by the Company, except that each party shall bear the compensation and expenses of its counsel and witness.
     SECTION 8.06. ENTIRE AGREEMENT — This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and any other understandings and agreements, written or oral, between the parties relating to the subject matter of this Agreement, which are not expressly set forth in this Agreement, are cancelled and annulled.

     SECTION 8.07. SEVERABILITY — The invalidity of any provision of this Agreement shall not impair the validity of any other provision. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, that provision will be deemed severable and this Agreement may be enforced with that provision severed or modified, or this Agreement may be cancelled.
     SECTION 8.08. HEADINGS — The headings in this Agreement are for convenience only and are not a part of this Agreement.
     SECTION 8.09. AUTHORITY TO EXECUTE — Both parties represent and warrant to the other that this Agreement has been duly executed by an authorized officer and constitutes a valid and binding agreement, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy laws or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
     SECTION 8.10. PLACE OF PERFORMANCE — The City and the Company agree that the place of performance of their respective obligations under this Agreement is Moore County, Texas.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective on date last written below.

SWIFT BEEF COMPANY

By: /s/ Raymond P. Silcock

	Title:	Executive Vice President and Chief Financial Officer
	Date:	5/21/07

ATTEST:

CITY OF CACTUS, TEXAS

By: /s/ Luis Aguilar

	Title:	Mayor
	Date:	5/15/07
ATTEST:

/s/ Jeffery Jenkins

Jeffery Jenkins, City Manager/City Secretary